Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223538

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 9, 2018

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 9, 2018

            Shares

The Progressive Corporation

Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares

We are offering                    shares of our Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares, without par value (the “Series B Shares”), with a liquidation preference of $1,000 per share (the “stated amount”).

Holders of Series B Shares shall be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), but only out of funds legally available therefor, cumulative cash dividends:

•

for each dividend period during the period commencing on the original issue date and continuing to, but excluding, March    , 2023, at an annual rate of     % of the stated amount per share, and no more, payable semi-annually in arrears on the     day of each March and September, respectively, in each year, beginning on September     , 2018; and

•

for each dividend period during the period commencing on March    , 2023 and continuing to, but excluding, the first date, if any, as of which all Series B Shares have been redeemed, at an annual rate equal to Three Month LIBOR (as defined herein) for such dividend period plus a spread of     % applied to the stated amount per share, and no more, payable quarterly in arrears on the      day of each March, June, September and December, respectively, in each year, beginning on June     , 2023.

The Series B Shares are perpetual and have no maturity date. We may, at the option of our board of directors (or a duly authorized committee of the board) (a) redeem the Series B Shares, in whole but not in part, at any time prior to March    , 2023, within 90 days after the occurrence of a “rating agency event” (as defined herein), at a cash redemption price per share equal to $1,020 or (b) redeem the Series B Shares in whole or in part, from time to time on or after March    , 2023, at a cash redemption price per share equal to the stated amount, in each case together (except as otherwise provided herein) with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date.

The Series B Shares are: senior to our common shares and any class or series of our shares ranking junior to the Series B Shares in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up; on a parity with each other series of Serial Preferred Shares (as defined herein) or of our Voting Preference Shares (as defined herein) that we may issue with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the company; and junior to all our existing and future indebtedness and other non-equity claims against us.

We do not intend to apply for listing of the Series B Shares on any securities exchange.

Investing in the Series B Shares involves risks. See the sections entitled “Risk Factors” at Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in this prospectus supplement beginning on page S-10.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Progressive
Per Share	$	$	$
Total	$	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the Series B Shares in book-entry form through the facilities of The Depository Trust Company for the benefit of its direct and indirect participants on or about March    , 2018.

JOINT BOOKRUNNERS

Credit Suisse	Goldman Sachs & Co. LLC

The date of this prospectus supplement is March    , 2018.

We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document.

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

When we use the terms “Progressive,” the “company,” “we,” “us,” or “our” in this prospectus supplement, we mean The Progressive Corporation, and not any of its subsidiaries or affiliates, unless we state or the context implies otherwise. The term “subsidiaries” in this prospectus supplement includes our majority-owned subsidiary ARX Holding Corp. (“ARX”), both Progressive’s and ARX’s wholly owned insurance and non-insurance subsidiaries, and affiliates in which Progressive or ARX has a controlling financial interest, unless we state or the context implies otherwise.

FORWARD-LOOKING STATEMENTS

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that certain statements in this prospectus and the documents incorporated by reference in this prospectus that are not based upon historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements often use words such as “estimate,” “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. Forward-looking statements are based on current expectations and projections about future events, and are subject to certain risks, assumptions and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions, and projections generally;

•	inflation and changes in general economic conditions (including changes in interest rates and financial markets);

•	the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations;

•

our ability to access capital markets and financing arrangements when needed to support growth or other capital needs, and the favorable evaluations by credit and other rating agencies on which this access depends;

•	the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold;

•

the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including reinsurers and other counterparties to certain financial transactions or under certain government programs;

•	the accuracy and adequacy of our pricing, loss reserving, and claims methodologies;

•	the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers;

•	initiatives by competitors and the effectiveness of our response;

•	our ability to obtain regulatory approval for the introduction of products to new jurisdictions, for requested rate changes and the timing thereof and for any proposed acquisitions;

•	the effectiveness of our brand strategy and advertising campaigns relative to those of competitors;

•	legislative and regulatory developments at the state and federal levels, including, but not limited to, matters relating to vehicle and homeowners insurance, health care reform and tax law changes;

•	the outcome of disputes relating to intellectual property rights;

•	the outcome of litigation or governmental investigations that may be pending or filed against us;

•	severe weather conditions and other catastrophe events;

•	the effectiveness of our reinsurance programs;

•	changes in vehicle usage and driving patterns, which may be influenced by oil and gas prices, changes in residential occupancy patterns and the effects of the emerging “sharing economy”;

•	advancements in vehicle or home technology or safety features, such as accident and loss prevention technologies or the development of autonomous or partially autonomous vehicles;

•	our ability to accurately recognize and appropriately respond in a timely manner to changes in loss frequency and severity trends;

•	technological advances;

•	acts of war and terrorist activities;

•

our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession, whether from cyber-attacks, other technology events or other means;

•	our continued access to and functionality of third-party systems that are critical to our business;

•	our continued ability to access cash accounts and/or convert securities into cash on favorable terms when we desire to do so;

•	restrictions on our subsidiaries’ ability to pay dividends to The Progressive Corporation;

•	possible impairment of our goodwill or intangible assets if future results do not adequately support either, or both, of these items;

•	court decisions, new theories of insurer liability or interpretations of insurance policy provisions and other trends in litigation;

•	changes in health care and auto and property repair costs; and

•	other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the Securities and Exchange Commission (the “Commission”).

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.

SUMMARY

The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus in their entirety and the documents we have referred you to, including those incorporated by reference in this prospectus supplement and the accompanying prospectus, especially the risks of investing discussed under “Risk Factors,” before investing in the Series B Shares. In the subsection below entitled “The Progressive Corporation,” when we use the terms “Progressive,” the “company,” “we,” “us,” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive Corporation

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company, was formed in 1965. The Progressive Corporation acquired a majority controlling interest in ARX in 2015. Our insurance subsidiaries provide personal and commercial automobile insurance, residential property insurance, and other specialty property-casualty insurance and related services. We operate our vehicle businesses throughout the United States and our Property business in most U.S. jurisdictions.

Our vehicle insurance products protect our customers against losses due to collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our residential property insurance products protect our customers against losses due to damages to their structure or possessions within the structure, as well as liability for accidents occurring in the structure or on the property. Our non-insurance subsidiaries generally support our insurance and investment operations. Our business operations include the following:

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Our Personal Lines business writes insurance for personal autos and recreational and other vehicles, such as motorcycles, all-terrain vehicles, RVs, watercraft, snowmobiles and similar items. The Personal Lines business is generated by independent agents or brokers or is written directly by us online, via mobile devices and over the phone.

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The Commercial Lines business writes primary liability, physical damage and other related insurance for automobiles and trucks owned and/or operated predominantly by small businesses and is primarily distributed through the independent agency channel. This business operates in the business auto, for-hire transportation, contractor, for-hire specialty, tow and for-hire livery markets.

•	Our Property business writes residential property insurance, primarily through independent agents or brokers.

•

Our service businesses include two commission-based service businesses and businesses providing insurance-related services, primarily policy issuance and claims adjusting services for Commercial Automobile Insurance Procedures/Plans.

•

We manage our vehicle claims handling on a companywide basis through approximately 200 stand-alone claims offices, 68 Service Centers, and nearly 3,000 third-party owned network shops located throughout the United States. For our Property business, we handle property claims separately through a network primarily of independent claims adjusters.

•

Our investment group employs what management believes is a conservative approach to investment and capital management intended to ensure that we have sufficient capital to support all of the insurance that we can profitably write and to contribute to our comprehensive income.

Progressive’s insurance businesses operate in a highly regulated environment. Our insurance subsidiaries are subject to regulation and supervision by state insurance departments in the jurisdictions in which they are domiciled or licensed to transact business. Each jurisdiction has a unique and complex set of laws and regulations. State insurance departments have broad administrative powers relating to licensing insurers, agents and adjusters, regulating premium changes and policy forms, establishing reserve requirements, prescribing statutory accounting methods and the form and content of statutory financial reports, and regulating the type and amount of investments permitted. In addition, insurance statutes or regulations in many states limit the extent to which insurance companies may pay dividends and transfer assets to their affiliates (including a parent company) and either prohibit, or require prior regulatory approval for, the payment of dividends and other distributions in excess of such limits.

Our principal executive offices are located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 and our phone number is (440) 461-5000. Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the Commission that are incorporated in this prospectus by reference, as provided in the accompanying prospectus under “Where You Can Find More Information.” Our website is www.progressive.com. Information on our website does not constitute part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the Series B Shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series B Shares, see the section entitled “Description of the Series B Preferred Shares” in this prospectus supplement.

Issuer	The Progressive Corporation, an Ohio corporation.

Preferred Shares Offered	Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares, with a liquidation preference of $1,000 per share (the “stated amount”).

Dividends	Holders of Series B Shares shall be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), but only out of funds legally available therefor, cumulative cash dividends:

•

for each dividend period during the period commencing on the original issue date and continuing to, but excluding, March    , 2023 (the “fixed-rate period”), at an annual rate of         % of the stated amount per share, and no more, payable semi-annually in arrears on the         day of each March and September, respectively, in each year, beginning on September     , 2018; and

•

for each dividend period during the period commencing on March    , 2023 and continuing to, but excluding, the first date, if any, as of which all Series B Shares have been redeemed (the “floating-rate period”), at an annual rate equal to Three Month LIBOR (as defined herein) for such dividend period plus a spread of         % applied to the stated amount per share, and no more, payable quarterly in arrears on the         day of each March, June, September and December, respectively, in each year, beginning on June         , 2023.

No dividend, except a dividend payable in common shares or other shares ranking junior to our Serial Preferred Shares (as defined herein), shall be paid or declared or any distribution be made, in respect of the common shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any common shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the company, except out of the proceeds of the sale of common shares or other shares of the company ranking junior to the Serial Preferred Shares received by the company subsequent to the date of initial issuance of Series B Shares, unless:

•

all accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

•	there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of our Articles.

No dividends shall be paid upon or declared or set apart for the Series B Shares or any series of Serial Preferred Shares for any dividend period unless at the same time (1) a like proportionate dividend for the dividend period terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefore, shall have been paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend and (2) the dividends payable for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Voting Preference Shares (as defined herein) of all series then issued and outstanding and entitled to receive such dividends.

For more information, see “Description of the Series B Preferred Shares – Dividends” and “Description of the Series B Preferred Shares – Restrictions on Dividends, Redemption and Repurchases” in this prospectus supplement.

Redemption	We may, at the option of our board of directors (or a duly authorized committee of the board), redeem the Series B Shares:

•

in whole but not in part, at any time prior to March    , 2023, within 90 days after the occurrence of a “rating agency event,” at a cash redemption price per share equal to $1,020, together (except as otherwise provided herein) with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date;

•

in whole or in part, from time to time on or after March    , 2023, at a cash redemption price per share equal to the stated amount, together (except as otherwise provided herein) with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date.

For more information and the definition of “rating agency event”, see “Description of the Series B Preferred Shares – Redemption” in this prospectus supplement.

Ranking	With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up, the Series B Shares will rank:

•

senior to our common shares and any class or series of our shares ranking junior to the Series B Shares in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up;

•

on a parity with each other series of Serial Preferred Shares or of our Voting Preference Shares that we may issue with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the company; and

•	junior to all our existing and future indebtedness and other non-equity claims against us.

As of December 31, 2017, Progressive had approximately $3.3 billion of senior unsecured debt and no secured debt outstanding. As of December 31, 2017, our subsidiaries had approximately $25.6 billion of outstanding indebtedness and other liabilities (including external borrowings, unearned premiums, loss and loss adjustment expense reserves, net deferred income taxes, accounts payable, accrued expenses and other liabilities, but excluding intercompany liabilities and debt).

Liquidation Rights	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, the holders of Series B Shares shall be entitled to receive in full out of the assets of the company, including its capital, before any amount shall be paid or distributed among the holders of the common shares of the company or any other shares ranking junior to the Series B Shares, an amount equal to the stated amount per share, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the company. In the event the net assets of the company legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares and Voting Preference Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Serial Preferred Shares and Voting Preference Shares in proportion to the full preferential amount to which each such share is entitled.

After payment to the holders of Series B Shares of the full preferential amounts as aforesaid, the holders of Series B Shares, as such, shall have no right or claim to any of the remaining assets of the company.

Voting Rights	Except in the limited circumstances described in this prospectus supplement, holders of the Series B Shares will not have any voting rights.

No Stated Maturity, Sinking Fund or Mandatory Redemption	The Series B Shares are perpetual and do not have any maturity date, and will not be subject to any mandatory redemption, sinking fund or other similar provisions.

No Preemptive or Conversion Rights	Holders of the Series B Shares do not have any preemptive rights. The Series B Shares are not convertible into or exchangeable for property or shares of any other series or class.

Use of Proceeds	We estimate that the net proceeds from the sale of the Series B Shares will be approximately $ million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes.

No Public Trading Market	We do not intend to list the Series B Shares on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the Series B Shares.

Concurrent Offering	We are concurrently offering senior notes by means of a separate prospectus supplement (the “concurrent offering”). The senior notes being offered in the concurrent offering will rank senior in right of payment to the Series B Shares offered hereby. The offering of the Series B Shares is not conditioned on the completion of the concurrent offering, and vice versa. There can be no assurance that the concurrent offering will be completed.

Risk Factors	See the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the Series B Shares.

Transfer Agent, Registrar and Paying Agent	American Stock Transfer & Trust Company

Calculation Agent	We will appoint a calculation agent for the Series B Shares prior to the commencement of the floating-rate period and will keep a record of such appointment at our principal offices, which will be available to any shareholder upon request. We may appoint ourselves or an affiliate of ours as calculation agent.

RISK FACTORS

The Series B Shares offered by this prospectus supplement and the accompanying prospectus may involve a high degree of risk. You should read carefully the following risk factors and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before making an investment in the Series B Shares.

Risks Related to this Offering of Series B Shares

The Series B Shares are junior to our existing and future indebtedness and other non-equity claims against us and structurally subordinate to all existing and future indebtedness and other liabilities of our subsidiaries.

The Series B Shares rank junior to all our existing and future indebtedness and other non-equity claims against us and are structurally subordinate to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2017, Progressive had approximately $3.3 billion of senior unsecured debt and no secured debt outstanding. As of December 31, 2017, our subsidiaries had approximately $25.6 billion of outstanding indebtedness and other liabilities (including external borrowings, unearned premiums, loss and loss adjustment expense reserves, net deferred income taxes, accounts payable, accrued expenses and other liabilities, but excluding intercompany liabilities and debt). We and our subsidiaries may incur additional indebtedness and other liabilities in the future, including in the concurrent offering, and the Series B Shares contain no restrictions preventing us from doing so.

Dividends are payable on the Series B Shares only when, as and if declared and only out of funds legally available therefor.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on the Series B Shares are payable when, as and if declared by our board of directors (or a duly authorized committee of the board), and only out of funds legally available therefor. In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future, whether under indebtedness or otherwise. Therefore, although dividends are cumulative on the Series B Shares, you cannot be certain that dividends will be paid on the Series B Shares on the dividend payment dates described herein, or at all.

Any inability of our subsidiaries to pay dividends to us in sufficient amounts could negatively impact our ability to pay dividends on the Series B Shares.

We are a holding company and our principal assets are the capital stock of our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay interest and principal on outstanding debt obligations, dividends and other distributions to shareholders, as well as holding company expenses, and to repurchase our outstanding securities. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, their earnings and regulatory restrictions.

We and our insurance subsidiaries are subject to regulation by some states as an insurance holding company system. These regulations generally provide that transactions among companies within the holding company system must be fair and reasonable. Transfers of assets among affiliated companies, certain dividend payments to affiliates from insurance subsidiaries, and certain material transactions between companies within the system may require prior notice to, or prior approval by, state regulatory authorities. Our insurance subsidiaries and our mutual insurance company and our Lloyd’s company are domiciled in California, Delaware, Florida, Illinois, Indiana, Louisiana, Michigan, New Jersey, New York, Ohio, Texas and Wisconsin. In addition, California and

Florida treat certain of our subsidiaries as domestic insurers for certain purposes under their respective “commercial domicile” laws. The applicable insurance regulatory restrictions include specific limitations on the maximum amount of dividends available to be paid by our insurance subsidiaries without prior approval of insurance regulatory authorities. The ability of our insurance subsidiaries to pay dividends also is restricted by regulations that set standards of solvency that must be met and maintained, the nature of and limitation on the investments that may be made by our regulated subsidiaries, the nature of and limitations on dividends to policyholders and shareholders, the nature and extent of required participation in insurance guaranty funds and the involuntary assumption of hard-to-place or high-risk insurance business.

Any inability of our insurance subsidiaries to pay dividends to us in an amount sufficient to meet our debt service and other obligations and other cash requirements could negatively impact our ability to pay dividends on the Series B Shares.

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to pay dividends on the Series B Shares, service our debt or obtain additional financing, if necessary.

Our level of indebtedness could restrict our operations and make it more difficult for us to pay dividends on the Series B Shares. For example, our level of indebtedness could, among other things:

•

affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures (including necessary technologies and systems) and acquisitions or make any available financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as operating expenses, capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to pay dividends on the Series B Shares.

Our ability to service our debt, meet our cash requirements and pay dividends depends on many factors, some of which are beyond our control.

Our ability to pay dividends will depend on our future operating performance, cash flows, and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions and other factors described in the documents incorporated by reference in this prospectus, including those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. If we are unable to generate sufficient cash flow to service our debt and meet our cash requirements, we may be required to:

•	refinance all or a portion of our debt;

•	obtain additional financing, which may be on unfavorable terms;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions or take them on satisfactory terms or that these actions would enable us to pay dividends on the Series B Shares.

The Series B Shares are perpetual and investors should not expect us to redeem them on the date they first become redeemable or on any particular date after they become redeemable.

The Series B Shares are perpetual and have no maturity date. In addition, the Series B Shares will not be convertible into, or exchangeable for, our common shares or any other class or series of our other securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or redemption. Although we may, at the option of our board of directors (or a duly authorized committee of the board), redeem the Series B Shares in whole, but not in part, at any time prior to March    , 2023 within 90 days of the occurrence of a “rating agency event” and in whole or in part, from time to time on or after March    , 2023, there can be no assurance we will do so.

Any decision we make with respect to redemption will depend on various factors at the time, including, among other things, market conditions, our capital structure and our business performance and strategy. Accordingly, investors should not expect us to redeem the Series B Shares at any particular time or at all.

We may redeem the Series B Shares at any time prior to March    , 2023 in the event of a rating agency event.

We may, at the option of our board of directors (or a duly authorized committee of the board), redeem the Series B Shares, in whole, but not in part, at any time prior to March    , 2023, within 90 days after the occurrence of a “rating agency event,” at a cash redemption price per share equal to $1,020, together (except as otherwise provided herein) with an amount equivalent to all accrued and unpaid dividends to, but excluding, the redemption date. If the Series B Shares are redeemed, the redemption may be a taxable event to you.

Events that would constitute a “rating agency event” could occur at any time and could result in the Series B Shares being redeemed earlier than would otherwise be the case. In the event we choose to redeem the Series B Shares, you may not be able to reinvest the redemption proceeds in a comparable security at a dividend rate as high as the dividend rate on the Series B Shares. For more information and the definition of “rating agency event,” see “Description of the Series B Preferred Shares – Redemption” in this prospectus supplement.

Rating agencies may change their practices for rating the Series B Shares, which change may adversely affect the market price of the Series B Shares.

The rating agencies that currently or may in the future publish a credit rating for us, including S&P Global Ratings Inc., a division of S&P Global Inc., Moody’s Investors Service, Inc. and Fitch Ratings, Inc., each of which is expected to initially publish a rating of the Series B Shares, may, from time to time in the future, change the way they analyze securities with features similar to the Series B Shares. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series B Shares. If any of the ratings agencies changes its practices for rating these types of securities in the future, and the ratings of the Series B Shares are subsequently lowered, that could have a negative impact on the trading price of the Series B Shares.

Holders of Series B Shares will have very limited voting rights.

Except in the limited circumstances described below under “Description of the Preferred Shares – Voting Rights” or as may otherwise be required by law, holders of the Series B Shares will not have voting rights. As such, they generally will not be able to vote with respect to matters that generally require approval of our voting shareholders.

Issuance of additional Series B Shares or other preferred securities may dilute holders of Series B Shares.

We may issue additional Series B Shares either through public or private sales at any time and from time to time without notice to or the consent of holders of Series B Shares. We may also issue additional Serial Preferred Shares or Voting Preference Shares from time to time in one or more series, each with such designations, liquidation or other preferences and other terms and restrictions, as set forth in our Amended Articles of Incorporation, as amended (our “Articles”), and as our board of directors (or a duly authorized committee of the board) may determine prior to the time of issuance.

The market price of the Series B Shares could decline if we issue additional Series B Shares or other Serial Preferred Shares or Voting Preference Shares. Holders of the Series B Shares are not entitled to preemptive rights or other protections against dilution.

There may be no trading market for the Series B Shares.

We do not intend to list the Series B Shares on any securities exchange or to seek approval for quotations through any automated quotation system. There is no established market for the Series B Shares, and there is a risk that:

•	an active trading market for the Series B Shares will not develop;

•	you will not be able to sell your Series B Shares at fair market value or at all; or

•	you will not receive any specific price upon any sale of the Series B Shares.

If a public market for the Series B Shares does develop, they could trade at prices that may be lower than their stated amount, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance and prospects.

The Tax Cuts and Jobs Act could have a negative effect on holders of the Series B Shares.

On December 20, 2017, the U.S. Congress passed the legislation commonly known as the Tax Cuts and Jobs Act, and on December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules applicable to both individuals and entities, including corporations. There remains uncertainty as to the impact of the Tax Cuts and Jobs Act on an investment in the Series B Shares. You should consult with your tax advisor with respect to U.S. tax reform and its potential effect on your investment in the Series B Shares.

The potential phasing out of LIBOR after 2021 may adversely affect the value of the Series B Shares.

On July 27, 2017, the UK Financial Conduct Authority (“FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR, including to the rules promulgated by the FCA in relation thereto, that will be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR-based securities, including the Series B Shares, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA (including the FCA Announcement), ICE Benchmark Administration Limited as independent administrator of LIBOR or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of dividend payments and the value of the Series B Shares may be affected. Further, uncertainty as to the extent and manner in which the United Kingdom government’s recommendations following its review of LIBOR will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of the Series B Shares.

If LIBOR is discontinued, dividends on the Series B Shares may be calculated using another base rate.

Under the terms of the Series B Shares, the dividend rate on the Series B Shares for each dividend period during the floating-rate period is based on Three Month LIBOR. If the calculation agent is unable to determine Three Month LIBOR based on screen-based reporting of that base rate, and if the calculation agent is also unable to obtain suitable quotations for Three Month LIBOR from reference banks, then the calculation agent will determine Three Month LIBOR after consulting such sources as it deems comparable or reasonable. In addition, if the calculation agent determines that Three Month LIBOR has been discontinued, then the calculation agent will determine whether to calculate the relevant dividend rate using a substitute or successor base rate that it has determined in its sole discretion is most comparable to Three Month LIBOR, provided that if the calculation agent determines there is an industry-accepted successor base rate, the calculation agent will use that successor base rate. In such instances, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date and any other relevant methodology for calculating such substitute or successor base rate with respect to the calculation of dividends on the Series B Shares during the floating-rate period in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the applicable dividend rate on the Series B Shares during the floating-rate period, which could adversely affect the return on, value of and market for the Series B Shares. The calculation agent has not been appointed, and we will appoint a calculation agent prior to the commencement of the floating-rate period. We may appoint ourselves or an affiliate of ours as calculation agent.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Series B Shares will be approximately $            million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2017:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the sale of the Series B Shares in this offering and the concurrent offering of $ aggregate principal amount of senior notes.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted
	(Millions)
Debt:
% Senior Notes due	$—	$
3.75% Senior Notes due 2021	498.8		498.8
2.45% Senior Notes due 2027	496.1		496.1
6 5/8% Senior Notes due 2029	296.1		296.1
6.25% Senior Notes due 2032	395.3		395.3
4.35% Senior Notes due 2044	346.5		346.5
3.70% Senior Notes due 2045	395.2		395.2
4.125% Senior Notes due 2047	841.2		841.2
Other debt instruments(1)	37.1		37.1

Total debt	3,306.3

Redeemable noncontrolling interest (NCI):	503.7		503.7

Shareholders’ equity:
Serial Preferred Shares, Series B (cumulative, liquidation preference $1,000 per share) (no shares authorized or issued and outstanding on an actual basis; authorized , issued and outstanding on an adjusted basis)	—
Common shares, $1.00 par value (authorized 900.0, issued 797.5, including treasury shares of 215.8)	581.7		581.7
Paid-in capital	1,389.2		1,389.2
Retained earnings	6,031.7		6,031.7
Accumulated other comprehensive income, net of tax:
Net unrealized gains on securities	1,295.0		1,295.0
Net unrealized losses on forecasted transactions	(14.8)		(14.8)
Accumulated other comprehensive loss attributable to NCI	2.0		2.0

Total accumulated other comprehensive income	1,282.2		1,282.2

Total shareholders’ equity	9,284.8

Total debt, NCI and shareholders’ equity	$13,094.8	$

(1)	Other debt instruments were issued by ARX and its subsidiaries and include term loans due December 2018 and 2019.

The senior notes being offered in the concurrent offering will rank senior in right of payment to the Series B Shares offered hereby. The offering of the Series B Shares is not conditioned on the completion of the concurrent offering, and vice versa. There can be no assurance that the concurrent offering will be completed.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated statements of operations and financial position data and other data for the periods or as of the dates indicated. The financial data for each of the five years in the period ended December 31, 2017 are derived from our audited consolidated financial statements. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission and available as described under “Where You Can Find More Information” in the accompanying prospectus.

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Millions)
Consolidated Statement of Income Data:
Revenues:
Net premiums earned	$25,729.9	$22,474.0	$19,899.1	$18,398.5	$17,103.4
Investment income	563.1	478.9	454.6	408.4	422.0
Total net realized gains (losses) on securities	49.6	51.1	112.7	224.2	318.4
Fees and other revenues	370.6	332.5	302.0	309.1	291.8
Service revenues	126.8	103.3	86.3	56.0	39.6
Other gains (losses)	(1.0)	1.6	(0.9)	(4.8)	(4.3)

Total revenues	26,839.0	23,441.4	20,853.8	19,391.4	18,170.9

Expenses:
Losses and loss adjustment expenses	18,808.0	16,879.6	14,342.0	13,306.2	12,472.4
Policy acquisition costs	2,124.9	1,863.8	1,651.8	1,524.0	1,451.8
Other underwriting expenses	3,480.7	2,972.0	2,712.1	2,467.1	2,350.9
Investment expenses	23.9	22.4	22.8	18.9	18.8
Service expenses	109.5	92.0	77.5	50.9	38.8
Interest expense	153.1	140.9	136.0	116.9	118.2

Total expenses	24,700.1	21,970.7	18,942.2	17,484.0	16,450.9

Income before income taxes	2,138.9	1,470.7	1,911.6	1,907.4	1,720.0
Provision for income taxes	540.8	413.5	611.1	626.4	554.6

Net income	1,598.1	1,057.2	1,300.5	1,281.0	1,165.4
Net (income) loss attributable to noncontrolling interest (NCI)	(5.9)	(26.2)	(32.9)	—	—

Net income attributable to Progressive	$1,592.2	$1,031.0	$1,267.6	$1,281.0	$1,165.4

Other Comprehensive Income (Loss):
Changes in:
Total net unrealized gains on securities	$355.4	$130.6	$(212.9)	$74.9	$84.3
Net unrealized gains/losses on forecasted transactions	(5.4)	(1.2)	(9.7)	(2.6)	(2.0)
Foreign currency translation adjustment	1.1	0.4	(1.2)	(0.9)	(1.6)

Other comprehensive income (loss)	351.1	129.8	(223.8)	71.4	80.7
Other comprehensive (income) loss attributable to NCI	(2.3)	3.2	1.1	—	—

Comprehensive income attributable to Progressive	$1,941.0	$1,164.0	$1,044.9	$1,352.4	$1,246.1

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Millions, except share amounts and ratios)
Per share earnings attributable to Progressive:
Basic	$2.74	$1.77	$2.16	$2.17	$1.95
Diluted	$2.72	$1.76	$2.15	$2.15	$1.93
Net premiums written	$27,132.1	$23,353.5	$20,564.0	$18,654.6	$17,339.7
GAAP operating ratios:
Loss and loss adjustment expense ratio	73.1	75.1	72.1	72.3	73.0
Underwriting expense ratio	20.3	20.0	20.4	20.0	20.5

Combined ratio	93.4	95.1	92.5	92.3	93.5

Statutory operating ratios:
Loss and loss adjustment expense ratio	73.1	75.2	71.7	72.3	73.0
Underwriting expense ratio	19.7	19.6	20.1	19.8	20.4

Combined ratio	92.8	94.8	91.8	92.1	93.4

Consolidated Balance Sheet Data:
Total assets	$38,701.2	$33,427.5	$29,819.3	$25,787.6	$24,408.2
Debt	3,306.3	3,148.2	2,707.9	2,164.7	1,860.9
Redeemable noncontrolling interest	503.7	483.7	464.9	—	—
Shareholders’ equity	9,284.8	7,957.1	7,289.4	6,928.6	6,189.5

DESCRIPTION OF THE SERIES B PREFERRED SHARES

The following is a description of the material terms and provisions of the Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares (the “Series B Shares”) and supplements the description of the general terms and provisions of our Serial Preferred Shares, without par value (the “Serial Preferred Shares”), set forth under “Description of Serial Preferred Shares” in the accompanying prospectus. The following summary of the terms and provisions of the Series B Shares does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended Articles of Incorporation, as amended (our “Articles”), including the Certificate of Amendment thereto creating the Series B Shares, which will be filed with the Secretary of State of the State of Ohio prior to the issuance of the Series B Shares and will be included as an exhibit to the Registration Statement that this prospectus supplement forms a part of, and to the applicable provisions of the Ohio General Corporation Law.

General

Under our Articles, we have authority to issue up to 20,000,000 shares of Serial Preferred Shares. Our board of directors (or a duly authorized committee of the board) is authorized without further shareholder action to cause the issuance of Serial Preferred Shares, including the Series B Shares, and to fix certain terms thereof as described under “Description of Serial Preferred Shares” in the accompanying prospectus. Our board of directors (or a duly authorized committee of the board) is also authorized under our Articles to issue up to 5,000,000 Voting Preference Shares, without par value (the “Voting Preference Shares”), and to fix certain terms thereof. All shares of Serial Preferred Shares will be of equal rank and shall be identical, except in respect of matters that may be fixed by the board of directors (or a duly authorized committee of the board) as provided in the Articles. The Serial Preferred Shares will rank on a parity with and be identical to all Voting Preference Shares, except with respect to the matters that can be fixed by our board of directors under our Articles and with respect to voting rights. We currently have no outstanding Serial Preferred Shares or Voting Preference Shares.

The Series B Shares will represent a single series of our authorized Serial Preferred Shares. We are offering Series B Shares by this prospectus supplement and the accompanying prospectus. Upon issuance against full payment for the purchase price, the Series B Shares will be fully paid and nonassessable.

The number of authorized Series B Shares initially is                  and the “stated amount” per share is $1,000. The number of authorized Series B Shares may from time to time be increased (but not in excess of the total number of authorized Serial Preferred Shares available for issuance) or decreased (but not below the number of Series B Shares then outstanding) by resolution of the board of directors (or a duly authorized committee of the board), without the vote or consent of the holders of the Series B Shares.

We reserve the right to re-open the series and issue additional Series B Shares either through public or private sales at any time and from time to time without notice to or the consent of holders of Series B Shares, provided that such additional Series B Shares may only be issued if they will be fungible for U.S. tax purposes with all of the Series B Shares offered by this prospectus supplement and shall accrue dividends from the most recent dividend payment date prior to the date they are issued (or, if no dividend payment date has occurred at the time such additional Series B Shares are issued, from the date of initial issuance of Series B Shares). Any additional Series B Shares would be deemed to form a single series with the Series B Shares offered by this prospectus supplement. Each Series B Share shall be identical in all respects to every other Series B Share, except with respect to the date from which dividends will accrue.

We may also issue additional Serial Preferred Shares or Voting Preference Shares from time to time in one or more series, each with such designations, preferences and other terms and restrictions, as set forth in our Articles and as our board of directors (or a duly authorized committee of the board) may determine prior to the time of issuance.

Ranking

References in this section to shares “ranking prior to the Serial Preferred Shares” are to all of our shares in respect of which the rights of holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of our affairs are given preference over the rights of the holders of Serial Preferred Shares, and references to shares “on a parity with the Serial Preferred Shares” are to all Voting Preference Shares and all of our other shares in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of our affairs rank equally (except as to the amount fixed therefor) with the rights of the holders of Serial Preferred Shares. References to shares “ranking junior to the Serial Preferred Shares” are to all of our shares other than those “ranking prior to” or “on a parity with” the Serial Preferred Shares.

Our Articles currently do not authorize any shares ranking prior to the Series B Shares and, as described below under “—Voting Rights—Other Voting Rights,” authorization of any shares ranking prior to the Serial Preferred Shares would require the affirmative vote or consent of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, voting or consenting separately as a class.

Dividends

Holders of Series B Shares, in preference to the holders of our common shares and of any other class of shares ranking junior to the Serial Preferred Shares, will be entitled to receive out of any funds legally available for Serial Preferred Shares and Voting Preference Shares, when and as declared by our board of directors (or a duly authorized committee of the board), cumulative cash dividends:

•

for each dividend period during the fixed-rate period, at an annual rate of     % of the stated amount per share, and no more, payable semi-annually in arrears on the     day of each March and September, respectively, in each year, beginning on September     , 2018; and

•

for each dividend period during the floating-rate period, at an annual rate equal to Three Month LIBOR for such dividend period plus a spread of     % applied to the stated amount per share, and no more, payable quarterly in arrears on the     day of each March, June, September and December, respectively, in each year, beginning on June     , 2023.

Each date on which dividends are payable pursuant to the foregoing clauses, subject to adjustment as provided below, is a “dividend payment date”, and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors (or a duly authorized committee of the board) in advance of payment of each particular dividend. If any such date on or before March    , 2023 is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series B Shares, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per Series B Share). If any such date after March    , 2023 that would otherwise be a dividend payment date is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends on the Series B Shares, when, as and if declared, will be paid on such next succeeding business day.

The amount of the dividend per Series B Share will be calculated (a) for each dividend period (or portion thereof) in the fixed-rate period, on the basis of a 360-day year consisting of twelve 30-day months, and (b) for each dividend period (or portion thereof) in the floating-rate period, based on the actual number of days in the dividend period and a 360-day year.

No dividends shall be paid upon or declared or set apart for the Series B Shares or any other series of Serial Preferred Shares for any dividend period unless at the same time (1) a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend and (2) the dividends payable for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Voting Preference Shares of all series then issued and outstanding and entitled to receive such dividend.

We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series B Shares.

“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series B Shares shall commence on (and include) the original issue date.

“Fixed-rate period” means the period commencing on the original issue date and continuing to, but excluding, March    , 2023.

“Floating-rate period” means the period commencing on March    , 2023 and continuing to, but excluding, the first date, if any, as of which all Series B Shares have been redeemed.

A “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

“Three Month LIBOR” means the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date, provided that:

•

If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.

•

Otherwise, the calculation agent, after consultation with us, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.

•

Otherwise, the calculation agent, after consulting with us and such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate Three Month LIBOR or any of the foregoing lending rates, shall determine Three Month LIBOR for the relevant dividend period in its sole discretion.

Notwithstanding the foregoing:

•

If the calculation agent determines on the relevant dividend determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate; and

•

If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of Three Month LIBOR for each dividend period by the calculation agent shall (in the absence of manifest error) be final and binding.

“Dividend determination date” means, with respect to a dividend period during the floating-rate period, the second London banking day prior to the beginning of such dividend period.

“London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Restrictions on Dividends, Redemption and Repurchases

So long as any Series B Shares shall be outstanding, no dividend, except a dividend payable in common shares or other shares ranking junior to the Serial Preferred Shares, shall be paid or declared or any distribution be made, except as described under “Dividends” above, in respect of the common shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any common shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the company, except out of the proceeds of the sale of common shares or other shares of the company ranking junior to the Serial Preferred Shares received by the company subsequent to date of initial issuance of Series B Shares, unless:

(1) All accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

(2) There shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of our Articles.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, shares or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common shares or any shares ranking junior to the Serial Preferred Shares from time to time out of any funds legally available therefor, and the Series B Shares shall not be entitled to participate in any such dividend.

Redemption

The Series B Shares are perpetual and have no maturity date. We may, at the option of our board of directors (or a duly authorized committee of the board), redeem the Series B Shares:

•

in whole, but not in part, at any time prior to March    , 2023, within 90 days after the occurrence of a “rating agency event,” at a cash redemption price per share equal to $1,020, together (except as otherwise provided herein) with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date; or

•

in whole or in part, from time to time on or after March    , 2023, at a cash redemption price per share equal to the stated amount, together (except as otherwise provided herein) with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date.

Notwithstanding the foregoing, unless all dividends on Serial Preferred Shares then outstanding for previous dividend periods have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto have been complied with, a redemption (or purchase) of less than all Serial Preferred Shares then outstanding other than by stock purchase offer to all holders of record of the Serial Preferred Shares would require the vote or consent of the holders of Serial Preferred Shares as described below under “—Voting Rights—Other Voting Rights.”

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Shares, which amendment, clarification or change results in:

•

the shortening of the length of time the Series B Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Shares; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Shares.

Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Series B Shares to be redeemed at their respective addresses then appearing on the books of the company, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time after notice as provided above has been deposited in the mail, we may deposit the aggregate redemption price of Series B Shares to be redeemed, together with accrued and unpaid dividends thereon to, but excluding, the redemption date, with any bank or trust company in Cleveland, Ohio or New York, New York, having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Series B Shares so to be redeemed amounts equal to the redemption price of the Series B Shares so to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the company with respect to such shares, except only the right to receive such money from such bank or trust company without interest. In the event less than all of the outstanding Series B Shares are to be redeemed, the company shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the board of directors.

Each such notice given to a holder shall state:

•	the redemption date;

•	the number of Series B Shares to be redeemed and, if less than all the Series B Shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

•	that dividends will cease to accrue on the redemption date.

If the holders of Series B Shares which have been called for redemption shall not within six years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the company such unclaimed amounts and thereupon such bank or trust company and the company shall be relieved of all responsibility in respect thereof and to such holders.

Any Series B Shares that are redeemed by the company or otherwise acquired by the company shall resume the status of authorized but unissued Serial Preferred Shares without serial designation.

Any accrued and unpaid dividends payable on a redemption date that occurs subsequent to an applicable record date that has been fixed by our board of directors (or a duly authorized committee of the board) for a dividend payment date that shall not yet have occurred at the time of redemption, shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

The Series B Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders will have no right to require redemption of any Series B Shares.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, the holders of Series B Shares shall be entitled to receive in full out of the assets of the company, including its capital, before any amount shall be paid or distributed among the holders of the common shares of the company or any other shares ranking junior to the Serial Preferred Shares, an amount equal to the stated amount per share, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the company. In the event the net assets of the company legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares and Voting Preference Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Serial Preferred Shares and Voting Preference Shares in proportion to the full preferential amount to which each such share is entitled.

After payment to the holders of Series B Shares of the full preferential amounts as provided above, the holders of Series B Shares, as such, shall have no right or claim to any of the remaining assets of the company.

For purposes of the liquidation rights, the merger or consolidation of the company into or with any other corporation, the merger of any other corporation into the company, or the sale, lease or conveyance of all or substantially all of the assets of the company, shall not be deemed to be a dissolution, liquidation or winding up of the company.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Series B Shares will not have any voting rights.

Right to Elect Two Directors on Nonpayment of Dividends. If and so often as the company shall be in default in the payment of the equivalent of the full dividends payable on Series B Shares or any other series of Serial Preferred Shares at the time outstanding whether or not earned or declared, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of Serial Preferred Shares of all series, voting separately as a class, shall be entitled to elect, as provided below, two members of the board of directors of the company; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than 50% of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for in this paragraph when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this paragraph.

In the event of default entitling the holders of Serial Preferred Shares to elect two directors as specified in the prior paragraph, a special meeting of such holders for the purpose of electing such directors shall be called by the Secretary of the company upon written request of, or may be called by, the holders of record of at least 10% of the Serial Preferred Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the company shall not be required to call such special meeting if the annual meeting of shareholders shall be called to be held within 120 days after the date of receipt of the foregoing written request from the holders of the Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect directors, the holders of 50% of the Serial Preferred Shares of all series at the time outstanding, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the board of directors which the holders of Serial Preferred Shares are entitled to elect as herein provided. Notwithstanding any other provision of our Articles or Code of Regulations or any action taken by the holders of any class of shares fixing the number of directors of the company, the two directors who may be elected by the holders of Serial Preferred Shares pursuant to this provision shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this provision. These provisions shall not prevent any change otherwise permitted in the total number of directors of the company nor require the resignation of any director elected otherwise than pursuant to these provisions. Notwithstanding any classification of the other directors of the company, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

Upon any divesting of the special class voting rights of the holders of the Serial Preferred Shares in respect of elections of directors as provided in this section, the terms of office of all directors then in office elected by such holders shall terminate immediately thereupon. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders voting as a class may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Other Voting Rights. In addition to any other vote or consent of shareholders required by law or by our Articles, the affirmative vote or consent of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote or consent):

•

Amendment of Amended Articles of Incorporation or the Code of Regulations. Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our Articles or of the Code of Regulations of the company which affects adversely the preferences or voting or other rights of the holders of the Serial Preferred Shares; provided, however, neither the amendment of our Articles so as to authorize, create or change the authorized or outstanding number of Serial Preferred Shares or of any shares ranking on a parity with or junior to the Serial Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number of directors of the company shall be deemed to affect adversely the preferences or voting or other rights of the holders of Serial Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

•

Authorization of Senior Shares. The authorization, creation or the increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to the Serial Preferred Shares; or

•

Purchases or Redemption. The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends on all Serial Preferred Shares then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

No Preemptive or Conversion Rights

Holders of the Series B Shares do not have any preemptive rights. The Series B Shares are not convertible into or exchangeable for property or shares of any other series or class.

Transfer Agent, Registrar and Paying Agent

American Stock Transfer & Trust Company will be the transfer agent, registrar and paying agent for the Series B Shares as of the original issue date. We may terminate such appointment and may appoint a successor transfer agent, registrar and/or paying agent at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when Series B Shares are outstanding, a person or entity appointed and serving as transfer agent, registrar and/or paying agent. The transfer agent, registrar and/or paying agent may be a person or entity affiliated with us.

Calculation Agent

We will appoint a calculation agent for the Series B Shares prior to the commencement of the floating-rate period and will keep a record of such appointment at our principal offices, which will be available to any shareholder upon request. We may appoint ourselves or an affiliate of ours as calculation agent.

Book-Entry Delivery and Form

The Series B Shares will be issued in the form of one or more fully registered global certificates (each a “global security”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the global security through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. Access to the Depositary’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Commission.

Dividend payments, if any, on the Series B Shares registered in the name of the Depositary or its nominee will be made by us through the paying agent to the Depositary or its nominee, as the case may be, as the registered owner of the Series B Shares. None of us, the transfer agent, any paying agent and the registrar for the Series B Shares will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Dividends, if any, with respect to the Series B Shares held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Dividends, if any, with respect to Series B Shares held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the Series B Shares in definitive form in exchange for the entire global security representing such Series B Shares. In addition, we may at any time, and in our sole discretion, determine not to have the Series B Shares represented by the global security and, in such event, will issue Series B Shares in definitive form in exchange for the global certificate representing such Series B Shares. In any such instance, an owner of a beneficial interest in the global security will be entitled to physical delivery in definitive form of Series B Shares represented by such global security equal in amount to such beneficial interest and to have such Series B Shares registered in its name.

Title to book-entry interests in the Series B Shares will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the Series B Shares may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the Series B Shares may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the Series B Shares among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the Series B Shares will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the Series B Shares in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the Series B Shares received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the Series B Shares settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Series B Shares by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series B Shares. The following summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (“Treasury”) regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect, which may result in different tax consequences than those discussed below. The summary does not discuss the consequences of certain U.S. federal non-income taxes (e.g., estate and gift taxes). State, local and foreign tax consequences are not summarized, nor are the tax consequences to special classes of investors including, but not limited to, “controlled foreign corporations,” “passive foreign investment companies,” tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors therein, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Series B Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary addresses only taxpayers who will hold the Series B Shares as “capital assets” within the meaning of the Code and who purchase the Series B Shares in the initial offering at the initial offering price.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Series B Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series B Shares should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of the Series B Shares.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES B SHARES. PROSPECTIVE HOLDERS OF THE SERIES B SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES B SHARES.

U.S. Holders

The discussion in this section is addressed to a “U.S. holder,” which for purposes of this summary means a beneficial owner of Series B Shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Distributions. Distributions with respect to the Series B Shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series B Shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent, and in reduction (but not below zero), of the U.S. holder’s adjusted tax basis in such Series B Shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the Series B Shares generally will constitute “qualified dividend income,” which will be subject to taxation at a maximum rate of 20% (or a lower rate for individuals in certain income tax brackets), rather than ordinary income rates. In addition, subject to certain exceptions for short-term and hedged positions, distributions on the Series B Shares constituting dividend income paid to U.S. holders that are corporations generally will qualify for the 50% dividends-received deduction. A U.S. holder should consult his, her or its own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of his, her or its particular circumstances.

Dispositions. Subject to the discussion below under “Redemptions,” a U.S. holder generally will recognize capital gain (or capital loss) on a sale, exchange or other taxable disposition of the Series B Shares equal to the amount by which the amount realized upon the sale or exchange exceeds (or is less than) such U.S. holder’s adjusted tax basis in the sold or exchanged Series B Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series B Shares disposed of is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a tax rate (under current law, a maximum rate of 20%) lower than the tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Redemptions. If we redeem your Series B Shares, in certain circumstances you may be treated as if you had sold or exchanged your Series B Shares in a taxable transaction, including, without limitation, if it can be established that the redemption:

•	results in a complete termination of your stock interest in us; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these circumstances has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned by you, are required to be taken into account. If we redeem your Series B Shares and it is established that such redemption is treated as if you had sold or exchanged your Series B Shares in a taxable transaction, you generally would recognize taxable gain or loss in the manner described under “Dispositions,” above.

If we redeem your Series B Shares and it is not established that such redemption is treated as if you had sold or exchanged your Series B Shares in a taxable transaction, you generally would be taxed on the cash and the fair market value of the property you receive in the redemption as a distribution with respect to your Series B Shares in the manner described under “Distributions,” above.

You should consult your tax advisor to determine if a redemption of the Series B Shares would be treated as a distribution that is likely taxable as a dividend, and if so, the allocation of your basis in the redeemed and remaining Series B Shares.

Information reporting and backup withholding on U.S. holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series B Shares and to certain payments of proceeds on the sale or redemption of the Series B Shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. To avoid backup withholding, U.S. holders should provide us their correct taxpayer identification number on a properly completed Internal Revenue Service (“IRS”) Form W-9.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns generally will be filed with the IRS in connection with the payment of dividends on the Series B Shares to certain U.S. holders and certain payments of proceeds to certain U.S. holders on the sale or redemption of the Series B Shares.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold amount (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include the holder’s dividend income and net gains from the disposition of Series B Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that is a passive activity with respect to the holder or consists of certain trading activities). If you are a U.S. holder who is an individual, estate, or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series B Shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the Series B Shares. For this purpose, a “non-U.S. holder” is a beneficial owner of Series B Shares that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Dividends. A distribution made with respect to the Series B Shares will constitute a dividend to the extent it is paid out of our current or accumulated earnings and profits. In certain circumstances, the proceeds of a redemption may also be treated as a dividend, as described above under “U.S. Holders—Redemptions.” Generally, dividends paid to a non-U.S. holder with respect to the Series B Shares will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable tax treaty (provided the non-U.S. holder provides us a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if an applicable tax treaty so requires, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States (and the non-U.S. holder provides us a properly completed IRS Form W-8ECI). Dividends that are effectively connected with a non-U.S. holder’s trade or business within the United States (and, if an applicable tax treaty so requires, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the United States) generally will be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates as if such non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions and Redemptions. Subject to the discussion below, including under “Information reporting and backup withholding on non-U.S. holders” and “FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition (including a redemption, if such redemption is not treated as a dividend, as described above under “U.S. Holders—Redemptions”) of the Series B Shares so long as:

•

the gain is not effectively connected with a trade or business of the non-U.S. holder within the United States (or if an applicable tax treaty so requires, the gain is not attributable to a permanent establishment or fixed base maintained by such non-U.S. holder within the United States);

•

in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (or else the gain may be subject to tax if certain other conditions are met); and

•

we have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the Series B Shares, or certain other conditions are met. We do not believe that we have been or currently are a U.S. real property holding corporation or that we will become one in the future.

Information reporting and backup withholding on non-U.S. holders. Payments of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable tax treaty or agreement to the taxing authorities in the country in which the non-U.S. holder resides. U.S. backup withholding generally will apply to payments of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to us an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying as to its non-U.S. status, or such non-U.S. holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of the sale or redemption of the Series B Shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that the holder is a non-U.S. holder on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to the payment of proceeds from the sale of the Series B Shares if such sale is effected through a foreign office of a broker.

FATCA. The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, or “FATCA,” will impose a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions,” for themselves or for the benefit of accountholders of such financial institutions, unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, or if relevant accountholders fail to comply with certain identifying documentation requirements, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to the Series B Shares and, on or after January 1, 2019, to payments of gross proceeds from a sale or other disposition of the Series B Shares.

We will not pay any additional amounts to you with respect to any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult their tax advisors regarding FATCA and the application of these requirements to their investment in the Series B Shares

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of Series B Shares in this offering that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Code, and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each purchaser of Series B Shares in this offering that is a “Plan” and that acquires Series B Shares in connection with this offering will be deemed to represent by its purchase of Series B Shares offered hereby that a fiduciary (the “Fiduciary”) independent of us, the underwriters, or any of our or their respective affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire Series B Shares in this offering and that such Fiduciary:

1.	is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

2.	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

3.	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in Series B Shares;

4.	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire Series B Shares;

5.	has exercised independent judgment in evaluating whether to invest the assets of the Plan in Series B Shares;

6.	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of Series B Shares;

7.	understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of Series B Shares; and

8.	confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of Series B Shares.

UNDERWRITING

We intend to offer the Series B Shares through the underwriters. Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of Series B Shares that appears opposite its name in the table below:

Underwriter	Number of Shares

Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC

Total

The offering of the Series B Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are committed to take and pay for all of the Series B Shares being offered, if any are taken. In certain circumstances, if an underwriter defaults, the underwriting agreement may be terminated.

Series B Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series B Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $        per share. Any such securities dealers may resell any Series B Shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $                per share. If all the Series B Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Series B Shares are a new issue of securities with no established trading market. The company has been advised by the underwriters that they intend to make a market in the Series B Shares but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Shares.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with the offering, the underwriters may purchase and sell Series B Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of Series B Shares than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series B Shares while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriter has repurchased Series B Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect that delivery of the Series B Shares will be made against payment therefor on or about the closing date of this offering specified on the cover page, which is three business days following the date of pricing of the Series B Shares (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series B Shares on the date of pricing will be required, by virtue of the fact that the Series B Shares initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series B Shares who wish to trade their shares on the date of pricing should consult their own advisor.

These activities, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Series B Shares. As a result, the price of the Series B Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

Canada

The Series B Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series B Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Series B Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (I 0) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Series B Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series B Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Series B Shares to any retail investor in the EEA. For the purposes of this provision:

a. the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of MiFID II;

ii.	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in the Prospectus Directive; and

b. the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Shares to be offered so as to enable an investor to decide to purchase or subscribe the Series B Shares.

Hong Kong

The Series B Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Series B Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series B Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Series B Shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Series B Shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The Series B Shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the Series B Shares may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series B Shares may not be circulated or distributed, nor may the

Series B Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Series B Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Series B Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Series B Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Series B Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Switzerland

The Series B Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. No underwriter may publicly distribute or otherwise make publicly available in Switzerland this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Series B Shares.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the company or the Series B Shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Series B Shares will not be supervised by, the Swiss Market Supervisory Authority, and the offer of Series B Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Series B Shares.

Taiwan

The Series B Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Series B Shares in Taiwan.

United Kingdom

In the United Kingdom, this prospectus supplement is for distribution only to and is directed only at: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”); or (ii) high net worth companies and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, this prospectus supplement and its contents are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. Any person who is not a Relevant Person may not act or rely on this prospectus supplement or any of its contents.

Each underwriter has represented and agreed that:

a.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the Series B Shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

b.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series B Shares in, from or otherwise involving the United Kingdom.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series B Shares offered hereby and the senior notes being offered in the concurrent offering. Any such credit default swap or short positions could adversely affect future trading prices of the Series B Shares offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the Series B Shares will be passed upon for Progressive by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters relating to the offering of the Series B Shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely upon Baker & Hostetler LLP as to matters of Ohio law.

PROSPECTUS

THE PROGRESSIVE CORPORATION

Senior Debt Securities

Serial Preferred Shares

By this prospectus, we may offer from time to time our notes, debentures or other evidences of unsecured, senior indebtedness (the “senior debt securities”), and our serial preferred shares, without par value (the “serial preferred shares”), as further described in this prospectus. We sometimes refer to the senior debt securities in this prospectus as “debt securities” and the senior debt securities and serial preferred shares collectively as “securities.”

We may offer senior debt securities and serial preferred shares in one or more series. This prospectus describes some of the general terms that may apply to those securities and the general way in which they may be offered. We will specify the terms applicable to each series of securities, and the manner in which they will be offered, in a supplement to this prospectus (a “prospectus supplement”). We may not use this prospectus to sell securities unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Unless stated otherwise in the applicable prospectus supplement, the securities will not be listed on any securities exchange.

Our principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and our telephone number is (440) 461-5000.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2018

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”). Under the registration statement, we may offer from time to time the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Our discussions of those securities and certain related documents are summaries only and are not necessarily complete. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus.

This prospectus includes certain documents and information that are incorporated by reference below, and it omits some of the information contained in the registration statement and the exhibits thereto. Before you invest, you should read this prospectus, any applicable prospectus supplement and the documents and other information that are incorporated by reference into this prospectus and any applicable prospectus supplement, together with the registration statement and the documents that are attached to the registration statement as exhibits. Descriptions of the documents and other information that are incorporated by reference in this prospectus, as well as information about how to obtain copies of the registration statement and related documentation from us, can be found below under “Where You Can Find More Information.”

When we use the terms “Progressive,” the “company,” “we,” “us,” or “our” in this prospectus, we mean The Progressive Corporation, and not any of its subsidiaries or affiliates, unless we state or the context implies otherwise. The term “subsidiaries” in this prospectus includes our majority owned subsidiary ARX Holding Corp. (“ARX”), both Progressive’s and ARX’s wholly owned insurance and non-insurance subsidiaries, and affiliates in which Progressive or ARX has a controlling financial interest, unless we state or the context implies otherwise.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus that we may provide in connection with any offering made hereby and thereby, and if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus also does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation may not be legally made. The delivery of this prospectus at any time does not imply that the information in this prospectus or any document incorporated by reference in this prospectus is correct as of any time after the date hereof or thereof.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in any prospectus supplement that we provide and in our filings with the SEC referred to below under “Where You Can Find More Information,” including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2017, which includes a “Risk Factors” discussion at Item 1A. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.

FORWARD-LOOKING STATEMENTS

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that certain statements in this prospectus and the documents incorporated by reference in this prospectus that are not based upon historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements often use words such as “estimate,” “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. Forward-looking statements are based on current expectations and projections about future events, and are subject to certain risks, assumptions and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions, and projections generally;

•	inflation and changes in general economic conditions (including changes in interest rates and financial markets);

•	the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations;

•	our ability to access capital markets and financing arrangements when needed to support growth or other capital needs, and the favorable evaluations by credit and other rating agencies on which this access depends;

•	the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold;

•	the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including reinsurers and other counterparties to certain financial transactions or under certain government programs;

•	the accuracy and adequacy of our pricing, loss reserving, and claims methodologies;

•	the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers;

•	initiatives by competitors and the effectiveness of our response;

•	our ability to obtain regulatory approval for the introduction of products to new jurisdictions, for requested rate changes and the timing thereof and for any proposed acquisitions;

•	the effectiveness of our brand strategy and advertising campaigns relative to those of competitors;

•	legislative and regulatory developments at the state and federal levels, including, but not limited to, matters relating to vehicle and homeowners insurance, health care reform and tax law changes;

•	the outcome of disputes relating to intellectual property rights;

•	the outcome of litigation or governmental investigations that may be pending or filed against us;

•	severe weather conditions and other catastrophe events;

•	the effectiveness of our reinsurance programs;

•	changes in vehicle usage and driving patterns, which may be influenced by oil and gas prices, changes in residential occupancy patterns and the effects of the emerging “sharing economy”;

•	advancements in vehicle or home technology or safety features, such as accident and loss prevention technologies or the development of autonomous or partially autonomous vehicles;

•	our ability to accurately recognize and appropriately respond in a timely manner to changes in loss frequency and severity trends;

•	technological advances;

•	acts of war and terrorist activities;

•	our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession, whether from cyber-attacks, other technology events or other means;

•	our continued access to and functionality of third-party systems that are critical to our business;

•	our continued ability to access cash accounts and/or convert securities into cash on favorable terms when we desire to do so;

•	restrictions on our subsidiaries’ ability to pay dividends to The Progressive Corporation;

•	possible impairment of our goodwill or intangible assets if future results do not adequately support either, or both, of these items;

•	court decisions, new theories of insurer liability or interpretations of insurance policy provisions and other trends in litigation;

•	changes in health care and auto and property repair costs; and

•	other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the SEC.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.

THE PROGRESSIVE CORPORATION

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, currently has insurance and non-insurance subsidiaries and affiliates. Our insurance subsidiaries and affiliates provide personal and commercial auto insurance, residential property insurance, and other specialty property-casualty insurance and related services. Our vehicle insurance products protect our customers against losses due to physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our residential property insurance products protect our customers against losses due to damages to their structure or possessions within the structure, as well as liability for accidents occurring in the structure or on the property. Our non-insurance subsidiaries and affiliates generally support our insurance and investment operations. We operate our vehicle businesses throughout the United States and our property business in most U.S. jurisdictions. In 2017, we ceased writing and servicing personal auto physical damage and auto property damage liability insurance in Australia.

Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the SEC that are incorporated in this prospectus by reference, as provided below under “Where You Can Find More Information.” Our website is www.progressive.com. Information on our website does not constitute part of this prospectus or any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy our reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also file documents electronically with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this website is http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange under the symbol “PGR.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference into this prospectus information in other documents that we file with the SEC. This permits us to disclose information to you by referencing these filed documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. Information furnished under the applicable items in our Current Reports on Form 8-K is not incorporated by reference, unless specifically stated in a prospectus supplement. We incorporate the following filed documents by reference:

•	The portions of our Definitive Proxy Statement on Schedule 14A relating to our 2017 Annual Meeting of Shareholders (filed March 31, 2017) that are responsive to the items required by Part III of Form 10-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 (filed February 27, 2018).

•	Our Current Reports on Form 8-K (filed May 16, 2017, July 5, 2017, July 28, 2017, August 4, 2017 and February 7, 2018).

•	Our future filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 which are made with the SEC prior to the termination of this offering, as of the date of the filing of each such document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated in this prospectus by reference (including any exhibits that are specifically incorporated by reference into the requested document). Requests for such documents should be directed to: Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, or call: (440) 395-2222.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges of Progressive and its subsidiaries on a consolidated basis for the periods shown:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	14.0x	10.7x	14.2x	16.4x	14.7x

Earnings consist of income before income taxes plus fixed charges less capitalized interest, net of amortization of capitalized interest. Fixed charges consist of interest (expensed and capitalized), amortization on indebtedness, and the portion of rents representative of the interest factor.

Progressive has not had any preferred securities outstanding in the last five years.

USE OF PROCEEDS

Except as may be otherwise provided in an applicable prospectus supplement, we will use the net proceeds of the sale of securities for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may offer under a prospectus supplement. The particular terms and provisions of the debt securities offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the company. The debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness and will rank senior to our subordinated indebtedness, if any. Unless stated otherwise in the applicable prospectus supplement, we will issue the debt securities under an Indenture dated as of September 15, 1993, as supplemented, between us and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company, which was successor in interest to The First National Bank of Boston), as trustee. Debt securities may be issued in one or more series under the indenture. The indenture does not limit the amount of debt securities or any other debt that we may incur. In addition, the provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the debt securities.

The Progressive Corporation is organized as a holding company that owns subsidiary companies. Our subsidiaries conduct substantially all of our business operations. As a holding company with no business operations of its own, The Progressive Corporation relies on dividends from the subsidiary companies as the principal source of funding to meet its financial obligations. The holding company’s ability to meet its obligations, including the obligations under any debt securities offered under this prospectus, may be adversely affected by limitations or prior approval requirements under state laws applicable to the declaration and payment of dividends by our insurance subsidiaries.

The following discussion summarizes certain provisions of the indenture between us and U.S. Bank National Association and other relevant information; the discussion does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

“Article” and “Section” references are to the applicable article or section of the indenture.

General

The indenture provides that we may issue debt securities in one or more series up to the aggregate principal amount that we may authorize from time to time. The debt securities may be denominated and payable in U.S. dollars, foreign currencies or units based on or relating to U.S. or foreign currencies. Debt securities may be offered to the public on terms determined by market conditions at the time of sale. (Section 2.3)

The prospectus supplement for each series of debt securities offered under this prospectus will include information relating to the following terms, to the extent applicable:

•	the title, aggregate principal amount and authorized denominations of such debt securities;

•	the purchase price of such debt securities (expressed as a percentage of the principal amount thereof);

•	the date on which such debt securities will mature and the principal is payable;

•	the rate or rates (which may be fixed or variable) per annum at which such debt securities will bear interest, if any, or the method by which such rate or rates will be determined;

•	the coin or currency or units based on or relating to currencies in which such debt securities may be purchased and in which payment of principal and interest will be made;

•	the periods for which and the dates on which such interest, if any, will be payable;

•	the place or places where the principal of and premium and interest, if any, on such debt securities will be payable;

•	the terms of any mandatory or optional redemption (including any sinking fund);

•	whether such debt securities will be issuable in registered form or bearer form (with or without coupons) or both, and, if debt securities in bearer form will be issued, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

•	whether, and under what circumstances, the company will pay additional amounts on such debt securities held by a person who is not a U.S. person (as defined in an appropriate prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts; and

•	any other specific terms of such series. (Section 2.3)

If a prospectus supplement specifies that debt securities are denominated in a currency other than U.S. dollars or U.S. currency units, such prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency or currency unit in which the principal of and premium and interest, if any, on such debt securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. (Section 2.3)

Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining thereto will be transferable by delivery. (Section 2.8)

Global Securities

We may issue debt securities in the form of one or more global securities that will be deposited with a depositary, or with a nominee for a depositary, identified in an appropriate prospectus supplement and registered in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred, except as a whole by the depositary for such global security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Events of Default, Waiver and Notice

As to any series of debt securities, an event of default is defined in the indenture as:

•	a default for 30 days in payment of any interest on the debt securities of such series when due;

•	a default in payment of all or any part of the principal of the debt securities of such series when due either at maturity, upon redemption, by declaration or otherwise;

•	a default in the payment of a sinking fund installment, if any, on the debt securities of such series;

•	a default in the performance or breach of any other covenant or warranty contained in the indenture for the benefit of such series which has not been remedied for a period of 60 days after notice given as specified in the indenture;

•	certain events of bankruptcy, insolvency and reorganization of us; or

•	any other event of default of such series. (Section 5.1)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued thereunder. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of principal of, or premium, if any, or interest on such debt securities) if the trustee determines, in good faith, that it is in the interest of the holders of debt securities of such series to do so; provided, however, that in the case of a default of the character specified in the fourth bullet point above, no such notice to holders of debt securities of such series may be given until at least 30 days after the occurrence thereof. (Section 5.11)

The indenture provides that if an event of default described in any of the first four bullet points above with respect to a particular series of debt securities occurs and continues, either the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the entire principal (or, in the case of original issue discount debt securities, the portion thereof specified in the terms thereof) of all outstanding debt securities of such series and the interest accrued thereon, if any, to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and continues, either the trustee or the holders of at least 25% in principal amount of all debt securities then outstanding under the indenture (voting as one class) may declare the entire principal (or, in the case of original issue discount debt securities, the portion thereof specified in the terms thereof) of all debt securities then outstanding thereunder and the interest accrued thereon, if any, to be due and payable immediately. (Section 5.1) Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or premium, if any, or interest on such debt securities) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series (or of all series thereunder, as the case may be) then outstanding. (Sections 5.10 and 8.1)

The indenture provides that holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected (with each series voting as a separate class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to debt securities of such series, or exercising any trust or power conferred by the indenture on the trustee with respect to the particular series of debt securities, subject to certain limitations specified in the indenture, provided that the holders of debt securities have offered to the trustee reasonable security or indemnity against expenses and liabilities. (Sections 5.9 and 6.2(d)) Under the terms of the indenture, the holders of a majority in aggregate principal amount of a series of the debt securities affected thereby at the time outstanding may, on behalf of all holders of debt securities of such series, waive compliance with certain covenants contained in the indenture. (Section 5.10)

The indenture requires us to deliver annually to the trustee a written certification of our compliance with all conditions and covenants under the indenture. (Section 3.5) Whenever the indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities denominated in U.S. dollars and debt securities denominated in any other currency or currency unit, in the absence of any provision to the contrary in the form of debt security of any particular series, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars will be treated for any such action, determination or distribution as the amount of U.S. dollars that could be obtained for such amount on such reasonable basis of exchange and as of such date as the company reasonably specifies in a written notice to the trustee or, in the absence of such written notice, as the trustee may determine. (Section 11.11)

Modification of the Indenture

The indenture provides that we and the trustee may from time to time execute supplemental indentures to provide for the issuance of debt securities of any series and for other permitted purposes. (Section 8.1)

If we receive the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities affected thereby, we may enter into a supplemental indenture with the trustee to modify the indenture or any supplemental indenture or the rights of the holders of such debt securities. However, without the consent of the holder of each debt security affected thereby, no such modification may, among other things:

•	extend the final maturity of any debt security;

•	reduce the principal amount thereof or the method in which amounts of payments of principal or interest thereon are determined;

•	reduce the rate or extend the time of payment of interest thereon;

•	change the currency or currency unit of payment thereof;

•	reduce the portion of the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy;

•	reduce any amount payable upon redemption of any debt security, or impair or affect the right of a holder of any debt security to institute suit for the payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holder of a debt security; or

•	reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification. (Section 8.2)

Consolidations, Mergers and Sales of Assets

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person, unless either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States or any state thereof and expressly assumes the payment of the principal of and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding upon us, and, immediately after such merger or consolidation, or such sale or conveyance, we or such successor corporation are not in default in the performance of any such covenant or condition. (Article Nine)

Defeasance

The indenture provides that, unless the terms of any series of debt securities provide otherwise, we will be discharged from obligations in respect of the outstanding debt securities of any series and the provisions of the indenture with respect thereto (excluding certain obligations, such as obligations to register the transfer or exchange of such outstanding debt securities, to replace stolen, lost or mutilated certificates or coupons and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of cash or U.S. government obligations (as defined in the indenture) which, through the payment of interest and principal thereof in accordance with their terms, will provide cash in an amount sufficient to pay the principal of and premium, if any, and interest on and mandatory sinking fund payments, if any, in respect of all outstanding debt securities of such series on the stated dates such payments are due in accordance with the terms of the indenture and such outstanding debt securities, provided that we have received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of such outstanding debt securities and that certain other conditions are met. (Section 10.1(B))

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, on demand of and at the expense of the company, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain enumerated conditions, including:

•	We have paid all sums payable by us under the indenture, as and when the same are due and payable;

•	We have delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture; or

•	All debt securities not theretofore delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year and we have deposited with the trustee sufficient cash or U.S. government obligations which, through the payment of principal and interest thereon in accordance with their terms, will provide sufficient cash to pay, at maturity or upon redemption, all debt securities of any series outstanding under the indenture. (Section 10.1(A))

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York. (Section 11.8)

DESCRIPTION OF SERIAL PREFERRED SHARES

Our authorized capital stock at December 31, 2017 consisted of 20,000,000 serial preferred shares, without par value (the “Serial Preferred Shares”), 5,000,000 voting preference shares, without par value (the “Voting Preference Shares”), and 900,000,000 common shares, $1.00 par value (the “Common Shares”).

The following summarizes briefly some of the general terms of our Serial Preferred Shares that we may offer under a prospectus supplement. The particular terms and provisions of the Serial Preferred Shares offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may apply to the Serial Preferred Shares so offered will be described in the prospectus supplement relating to such Serial Preferred Shares.

General

Under our amended articles of incorporation, as amended (the “Articles”), our Board of Directors is authorized to provide for the issuance of up to 20,000,000 Serial Preferred Shares. All series of Serial Preferred Shares will be of equal rank and will be identical, except in respect of the following matters that may be fixed by the Board of Directors:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the dividend rate or rates of the series;

•	the dates on which and the period or periods for which dividends, if declared, will be payable and the dates from which dividends shall accrue and be cumulative;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company;

•	whether the shares of the series will be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

•	restrictions (in addition to those provided in our Articles) on the issuance of shares of the same series or of any other class or series.

Serial Preferred Shares when issued will be fully paid and non-assessable. No holder of Serial Preferred Shares as such, will have any preemptive right to purchase, have offered for purchase or subscribe for any of the company’s shares or other securities of any class, whether now or hereafter authorized.

Dividends

The holders of Serial Preferred Shares, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, will be entitled to receive out of any funds legally available for Serial Preferred Shares and Voting Preference Shares (as defined in our Articles) and when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed by the Board of Directors, and no more, payable on the dates fixed for such series. Such dividends will accrue and be cumulative, in the case if shares of each particular series, from and after the date or dates fixed with respect to such series.

No dividends shall be paid upon or declared or set apart for any series of the Serial Preferred Shares for any dividend period unless at the same time (1) a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend and (2) the dividends payable for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Voting Preference Shares of all series then outstanding and entitled to receive such dividend.

So long as any Serial Preferred Shares shall be outstanding, no dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the company, except out of the proceeds of the sale of Common Shares or other shares of the company ranking junior to the Serial Preferred Shares received by the company subsequent to the date of first issuance of Serial Preferred Shares of any series, unless:

•	all accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

•	there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with our Articles.

Redemption

Subject to the express terms of each series, we:

•	may, from time to time at the option of the Board of Directors, redeem all or any part of any redeemable series of Serial Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with the provisions of our Articles; and

•	shall from time to time, make such redemptions of each series of Serial Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of our Articles.

and shall in each case pay all accrued and unpaid dividends to the redemption date.

Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the books of the company, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time after notice as provided above has been deposited in the mail, we may deposit the aggregate redemption price of Serial Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company in Cleveland, Ohio or New York, New York, having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Serial Preferred Shares so to be redeemed amounts equal to the redemption price of the Serial Preferred Shares so to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the company with respect to such shares, except only the right to receive such money from such bank or trust company without interest. In the event less than all of the outstanding Serial Preferred Shares are to be redeemed, the Serial Preferred Shares shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

If the holders of Serial Preferred Shares which have been called for redemption shall not within six years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the company such unclaimed amounts and thereupon such bank or trust company and the company shall be relieved of all responsibility in respect thereof and to such holders.

Any Serial Preferred Shares which are (1) redeemed by the company pursuant to the above, (2) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series, (3) converted in accordance with the express terms thereof, or (4) otherwise acquired by the company, shall resume the status of authorized but unissued Serial Preferred Shares without serial designation.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, the holders of Serial Preferred Shares of any series will be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series, in accordance with our Articles, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the company. In the event our net assets are insufficient to permit the payment upon all outstanding Serial Preferred Shares and Voting Preference Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Serial Preferred Shares and Voting Preference Shares in proportion to the full preferential amount to which such share is entitled.

After payment to the holders of Serial Preferred Shares of the full preferential amounts as aforesaid, the holders of Serial Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the company.

The merger or consolidation of the company or the sale, lease or conveyance of all or substantially all assets of the company will not be deemed to be a dissolution, liquidation or winding up for this purpose.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Serial Preferred Shares will not have any voting rights.

Right to Elect Two Directors on Nonpayment of Dividends. If and so often as the company shall be in default in the payment of the equivalent of the full dividends payable on any series of Serial Preferred Shares at the time outstanding whether or not earned or declared, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of Serial Preferred Shares of all series, voting separately as a class, shall be entitled to elect, as provided below, two members of the Board of Directors of the company; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than 50% of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for in this paragraph when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this paragraph.

In the event of default entitling the holders of Serial Preferred Shares to elect two directors as specified in the prior paragraph, a special meeting of such holders for the purpose of electing such directors shall be called by the Secretary of the company upon written request of, or may be called by, the holders of record of at least 10% of the Serial Preferred Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the company shall not be required to call such special meeting if the annual meeting of shareholders shall be called to be held within 120 days after the date of receipt of the foregoing written request from the holders of the Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect directors, the holders of 50% of the Serial Preferred Shares of all series at the time outstanding, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as herein provided. Notwithstanding any other provision of our Articles or Code of Regulations or any action taken by the holders of any class of shares fixing the number of directors of the company, the two directors who may be elected by the holders of Serial Preferred Shares pursuant to this provision shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this provision. These provisions shall not prevent any change otherwise permitted in the total number of directors of the company nor require the resignation of any director elected otherwise than pursuant to these provisions. Notwithstanding any classification of the other directors of the company, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

Upon any divesting of the special class voting rights of the holders of the Serial Preferred Shares in respect of elections of directors as provided in this section, the terms of office of all directors then in office elected by such holders shall terminate immediately thereupon. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders voting as a class may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Other Voting Rights. In addition to any other vote or consent of shareholders required by law or by our Articles, the affirmative vote or consent of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote or consent):

•	Amendment of Amended Articles of Incorporation or the Code of Regulations. Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our Articles or of the Code of Regulations of the company which affects adversely the preferences or voting or other rights of the holders of the Serial Preferred Shares; provided, however, neither the amendment of our Articles so as to authorize, create or change the authorized or outstanding number of Serial Preferred Shares or of any shares ranking on a parity with or junior to the Serial Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number of directors of the company shall be deemed to affect adversely the preferences or voting or other rights of the holders of Serial Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

•	Authorization of Senior Shares. The authorization, creation or the increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to the Serial Preferred Shares; or

•	Purchases or Redemption. The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends on all Serial Preferred Shares then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus through agents, underwriters, or dealers, or we may sell securities directly to one or more purchasers, or through a combination of any such methods of sale. The prospectus supplement for a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of the specific agents, dealers or underwriters (including managing underwriters, if any), the purchase price and the proceeds to us from such sales, any underwriting discounts, agency fees or commissions and other items constituting compensation to the underwriters, agents or dealers, the initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers, the securities exchange, if any, on which such securities may be listed, and the place and time of delivery of the securities offered.

Securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of any securities so offered and sold. Agents may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we use an underwriter or underwriters in the sale of any securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. Such underwriter or underwriters will acquire the securities for their own account and may resell such securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act. If any underwriter or underwriters are utilized in the sale of any securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of any securities under this prospectus, we will sell such securities to the dealer, as principal. The dealer then may resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. The name of any such dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase securities may be solicited directly by us, and sales of such securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

The place and time of delivery of the applicable securities will be set forth in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement relating to the securities, certain legal matters in connection with the securities will be passed upon for Progressive by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.